NEWS	Fonar Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

Fonar Corporation Designates Laurel Hill Advisory Group, LLC as Information Agent

for the Company’s $9 Million Share Repurchase Program

MELVILLE, NEW YORK, November 30, 2022 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, announced today that the Company has engaged Laurel Hill Advisory Group, LLC as its Information Agent for the Company’s previously announced share repurchase program.

In September 2022, Fonar announced that its Board of Directors had approved a share repurchase program, pursuant to which the Company was authorized to purchase up to $9 million in value of shares of Fonar’s common stock. Through November 25, 2022, Fonar had purchased approximately $200,000 of Fonar shares. Laurel Hill has been engaged to assist the Company in making Fonar stockholders aware of the program and to provide general assistance to Fonar stockholders desiring to participate in the program, all in furtherance of the intention of the Company to maximize the success of the program.

“Fonar maintains a disciplined and thoughtful approach to capital allocation and is committed to strategically deploying capital where we believe we can drive the greatest value for our shareholders,” said Timothy Damadian, President, CEO, and newly appointed Chairman of the Board of Fonar. “This share repurchase program is aligned with that commitment and underscores confidence in our balance sheet. As of September 30, 2022, we had approximately $119 million of Current Assets (approximately $48 million in cash) and less than $15 million of Current Liabilities. With no funds withdrawn on our revolving credit facility, and the positive momentum that Operations is enjoying, we have ample capacity to return cash to shareholders while continuing to execute the Company’s strategy to maximize value and deliver sustainable profits.”

The timing and amount of any share repurchases under the share repurchase program will be determined by Fonar’s management at its discretion based on ongoing assessments of the capital needs of the business, the market price of Fonar’s common stock, and general market conditions. Laurel Hill, in its capacity as Information Agent for the repurchase program and on behalf of the Company, welcomes questions from both record and beneficial stockholders of the Company. Laurel Hill may be reached at 888-742-1305 or via email at info@laurelhill.com .

Share repurchases under the program may be made through a variety of methods, which may include open market purchases, in-block trades, accelerated share repurchase transactions, exchange transactions, or any combination of such methods. The program does not obligate Fonar to acquire any particular amount of its common stock, and the share repurchase program may be suspended or discontinued at any time at the Company’s discretion.

About FONAR

Fonar Corporation, the Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. Fonar introduced the world’s first commercial MRI in 1980, and went public in 1981. Fonar’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down,”weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a Fonar customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

Fonar has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by Fonar’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

Fonar’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

Fonar’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebro-spinal fluid (CSF) of the central nervous system. FONAR UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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